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                                                                      EXHIBIT 14

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of the Registration Statement of Munder Series Trust on Form N-14 (the "Registration Statement") of our reports dated August 13, 2004, relating to the financial statements and financial highlights appearing in the June 30, 2004 Annual Reports of The Munder Bond Fund and the Munder U.S. Government Income Fund (two of the portfolios constituting Munder Series Trust). We further consent to the references to us under the heading "Financial Highlights" in the Proxy Statement/Prospectus and in paragraphs 4.1(i) and 4.2(g) of Exhibit A "Form of Agreement and Plan of Reorganization."

                                                Ernst & Young LLP

Boston, Massachusetts
May 20, 2005